Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Great Pee Dee Bancorp, Inc.

Cheraw, South Carolina

We consent to the incorporation by reference in the Registration Statements of Great Pee Dee Bancorp, Inc. on Form S-8 (Nos. 333-79339 and 333-120048) of our report dated September 19, 2007 on the consolidated financial statements of Great Pee Dee Bancorp, Inc. and Subsidiary as of and for the years ended June 30, 2007 and 2006, which appears under Item 7 in the 2007 Form 10-KSB of Great Pee Dee Bancorp, Inc.

Charlotte, North Carolina

September 21, 2007

6525 Morrison Boulevard, Suite 516
Charlotte, NC 28211-3577
Ph. 704.367.7020 Fx. 704.367.7760
www.dixon-hughes.com